Exhibit 99.1

News Release

Hi-Crush Partners LP Appoints Alan Oehlert as Chief Operating Officer

Houston, Texas – May 22, 2019 - Hi-Crush Partners LP (NYSE: HCLP), or “Hi-Crush”, today announced that it has appointed Mr. Michael Alan Oehlert as Chief Operating Officer, effective May 21, 2019.

“We are excited for Alan to take on this expanded role within our leadership team,” said Robert E. Rasmus, Chairman and Chief Executive Officer of Hi-Crush. “Alan is a well-respected, seasoned energy executive, bringing nearly four decades of oilfield services experience and a deep knowledge base across our operations. Alan’s unique set of experiences will help to ensure industry-leading execution on behalf of our customers, while at the same time, position him to spearhead the efficient integration and delivery of our expanding suite of last mile services, including our recent logistics-focused acquisitions of the PropDispatch software and Pronghorn Logistics. We look forward to Alan leading the execution of our strategy to deliver the most comprehensive solutions offering in the industry, as we continue our transformation to a proppant logistics company.”

Mr. Oehlert joined Hi-Crush in July 2017 as Vice President, PropStream, and was promoted to Senior Vice President, PropStream in January 2019. Mr. Oehlert provided consulting services to various private equity firms prior to joining Hi-Crush and following his service as President and Chief Executive Officer of Patriot Artificial Lift LLC (“Patriot”), an artificial lift manufacturer and service company, from August 2013 to November 2015. At Patriot, he managed field operations, product development, and marketing. From October 2012 to August 2013, Mr. Oehlert served as President and Chief Executive Officer of Downhole Technology LLC (then known as National Boss Hog Energy Services LLC), a frac plug manufacturer, where he led product development, well-site operations, sales and marketing. Prior to Downhole Technology LLC, he was the south region General Manager at Integrated Production Services (now a division of SPN Well Services) from 2006 to 2012, where he managed coil tubing, slickline, swabbing, flowback, snubbing, artificial lift, and remedial pumping service lines. From 2000 to 2006, Mr. Oehlert held various manager-level operations positions, including for US Plungers and Scientific Microsystems Inc.

With the appointment of Mr. Oehlert as Chief Operating Officer, Robert E. Rasmus will cease serving as the principal operating officer of Hi-Crush, but will continue in his role as Chairman and Chief Executive Officer.

About Hi-Crush

Hi-Crush is a fully integrated, strategic provider of proppant and logistics solutions to the North American petroleum industry. We own and operate multiple frac sand mining facilities and in-basin terminals, and provide mine-to-wellsite logistics services that optimize proppant supply to customers in all major oil and gas basins in the United States. Our PropStream® service, offering both container- and silo-based wellsite delivery and storage systems, provides the highest level of flexibility, safety and efficiency in managing the full scope and value of the proppant supply chain. Visit HiCrush.com.

Investor Contact:

Caldwell Bailey, Lead Investor Relations Analyst

Marc Silverberg, ICR

(713) 980-6270

ir@hicrushpartners.com

Source: Hi-Crush Partners LP